Exhibit 99.1

        The Neiman Marcus Group Reports Third Quarter Earnings


    DALLAS--(BUSINESS WIRE)--June 4, 2003--The Neiman Marcus Group, Inc. (NYSE:NMG.A)(NYSE:NMG.B) today reported financial results for the third quarter of fiscal year 2003.
    For the 13 weeks ended May 3, 2003, the Company reported total revenues of $723 million compared to $693 million in the prior year and comparable revenues increased 1.5 percent. Net earnings were $41 million, or $0.87 per diluted share, in the third quarter of fiscal year 2003 compared to $47 million, or $0.98 per diluted share, in the third quarter of fiscal year 2002. Excluding the impact of implementing a new vacation policy and certain other items, as described below, adjusted earnings for the third quarter of fiscal 2002 were $42 million, or $0.87 per diluted share. See the attached "Reconciliation of GAAP Net Earnings to Non-GAAP Adjusted Earnings" for the reconciliation of adjusted earnings and the Company's statements regarding the use of this non-GAAP financial measure.
    For the 39 weeks ended May 3, 2003, total revenues increased to $2.40 billion compared to $2.28 billion in the prior year and comparable revenues increased 2.3 percent. Net earnings were $102 million, or $2.14 per diluted share, for the 39 weeks ended May 3, 2003 compared to $94 million, or $1.97 per diluted share, for the 39 weeks ended April 27, 2002. Adjusted earnings for the 39 weeks ended May 3, 2003 exclude the impact of adopting a new accounting standard as described below. Adjusted earnings for the 39 weeks ended April 27, 2002 exclude the impact of implementing a new vacation policy and certain other items as described below. Adjusted earnings for the 39 weeks ended May 3, 2003 were $117 million, or $2.45 per diluted share, compared to $90 million, or $1.89 per diluted share, for the prior year.
    "Overall, given the continued challenging retail environment, I am pleased with our third quarter results," said Burton M. Tansky, President and Chief Executive Officer. "I believe our performance highlights the relative strength of the luxury category as well as our success in serving this market. We have maintained our focus on serving the affluent customer with outstanding customer service and fashion leadership."
    Based on the current sales trends, the Company anticipates its comparable store revenues for the fourth quarter of fiscal year 2003 to increase in the range of 2 percent to 4 percent. In addition, the Company currently anticipates the decline in gross margin in the fourth quarter to approximate the decline experienced in the third quarter primarily as a result of an expected year over year increase in inventory markdowns.

    Business Segments

    During the fourth quarter of fiscal year 2002, the Company realigned its business segments to reflect its current operating strategies. All the Company's online operations are now included in the Direct Marketing segment. Previously, certain online operations were included in the Other business segment. The Company's principal business segments are Specialty Retail Stores and Direct Marketing. All prior amounts have been restated based on this new alignment.
    Third quarter revenues for the Specialty Retail Stores segment, which consists of Neiman Marcus Stores and Bergdorf Goodman, were $591 million compared to $573 million in the previous year. Revenues for the third quarter of fiscal year 2003 compared to last year increased
3.1 percent and 4.0 percent at Neiman Marcus Stores and Bergdorf Goodman, respectively. Comparable revenues for Neiman Marcus Stores decreased 0.9 percent for the third quarter of fiscal year 2003. Third quarter operating earnings for the Specialty Retail Stores segment were $67 million compared to $67 million in the prior year.
    Neiman Marcus Direct, the Company's direct marketing division, reported third quarter fiscal year 2003 revenues of $113 million compared to $102 million in the previous year. Operating earnings for Neiman Marcus Direct were $10 million in the third quarter compared to $10 million a year ago.
    The Company's Other segment includes the operations of the Kate Spade and Laura Mercier brands and corporate expenses.

    Other Items

    In the first quarter of fiscal year 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets". Based upon the valuation results of its third party appraisal experts, the Company recorded a pretax charge of approximately $24 million in the first quarter of fiscal year 2003 as a result of implementing the fair value model of the new accounting standard.
    During the third quarter of fiscal year 2002, the Company terminated its prior vacation plan. Under the previous plan, eligible employees received an annual vacation grant at the beginning of each service year. Pursuant to the new vacation policy, eligible employees earn vacation pay ratably over the course of the year in which services are rendered. As a result of this change, the Company's $17 million vacation accrual was no longer required and, therefore, the liability was eliminated and credited to operating results.
    Also in the third quarter of fiscal 2002, the Company recorded an $8.2 million pretax charge. This charge related to 1) the write-off of the net carrying value of the Company's investment in the WeddingChannel.com, an internet bridal registry service, 2) the write-down of the carrying values of the fixed assets of the two Neiman Marcus Galleries stores to estimated fair value and 3) the accrual of the estimated loss associated with the abandonment of excess warehouse space held by the Company pursuant to a long-term operating lease.
    During the second quarter of fiscal year 2002, the Company incurred expenses of approximately $2.0 million in connection with cost reduction strategies. These expenses consisted primarily of severance costs and lease termination expenses incurred in connection with the closing of the Neiman Marcus Galleries store in Seattle, Washington.
    A live webcast of the conference call on earnings can be accessed through the Investor Information section of the Neiman Marcus Group website at www.neimanmarcusgroup.com on Wednesday, June 4, 2003 beginning at 4:00 p.m. Central Daylight Time. Following the live broadcast, interested parties may replay the webcast by accessing this website. To access financial information that will be presented during the call, please visit the Investor Information section of the Neiman Marcus Group website at www.neimanmarcusgroup.com.

    This release contains forward-looking statements, including statements regarding the Company's objectives and expectations concerning, among other things, its productivity and profitability; merchandising and marketing strategies; inventory performance; store renovation and expansion plans; capital expenditures; liquidity; and development of management information systems. These forward-looking statements are made based on management's expectations and beliefs concerning future events, as well as on assumptions made by and data currently available to management. Therefore, these forward-looking statements involve a number of risks and uncertainties and are not guarantees of future performance. A variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. Factors that could affect future performance include, but are not limited to: current political and economic conditions; changes in political and economic conditions that may occur in the future; terrorist activities in the United States, as well as the potential escalation in the international war on terrorism; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts and/or inventory liquidations by vendors or other retailers; delays in the receipt of merchandise ordered by the Company due to work stoppages and/or other causes of delay in connection with either the manufacture or shipment of such merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; political, social, economic or other events resulting in the short or long-term disruption in business at the Company's stores, distribution centers or offices; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the financial results or reputation of the Company; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of its key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations. The Company undertakes no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information or future circumstances.



                     THE NEIMAN MARCUS GROUP, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (UNAUDITED)

(in thousands)                                    May 3,     April 27,
                                                   2003        2002
                                                 -------     ---------
ASSETS
----------------------------------------
Current assets:
   Cash and cash equivalents              $       133,670  $  150,059
   Undivided interests in NMG Credit
    Card Master Trust                             279,556     263,614
   Accounts receivable, net                        25,132      24,975
   Merchandise inventories                        719,118     635,252
   Other current assets                            58,681      57,557
                                        ------------------ -----------
      Total current assets                      1,216,157   1,131,457
                                        ------------------ -----------

Property and equipment, net                       676,059     647,741
Other assets                                      107,851     126,210
                                        ------------------ -----------
Total assets                              $     2,000,067  $1,905,408
                                        ================== ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
----------------------------------------
Current liabilities:
   Notes payable and current maturities
    of long-term liabilities              $         1,799  $    1,098
   Accounts payable                               224,945     227,237
   Accrued liabilities                            293,145     284,810
                                        ------------------ -----------
      Total current liabilities                   519,889     513,145
                                        ------------------ -----------

Long-term liabilities:
   Notes and debentures                           249,727     249,704
   Other long-term liabilities                     87,530      87,389
                                        ------------------ -----------
      Total long-term liabilities                 337,257     337,093
                                        ------------------ -----------

Minority interest                                   9,462       9,508

Total shareholders' equity                      1,133,459   1,045,662
                                        ------------------ -----------
Total liabilities and shareholders'
 equity                                   $     2,000,067  $1,905,408
                                        ================== ===========



                     THE NEIMAN MARCUS GROUP, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                              (UNAUDITED)

                         Thirteen Weeks Ended  Thirty-Nine Weeks Ended
                         --------------------  -----------------------

(in thousands, except per   May 3,   April 27,   May 3,     April 27,
 share data)                 2003      2002       2003        2002
                           --------- --------- ----------- -----------

Revenues                   $722,917  $692,741  $2,395,467  $2,281,976
Cost of goods sold
 including buying and
 occupancy costs            463,713   441,412   1,572,222   1,523,068
Selling, general and
 administrative expenses    187,372   179,292     617,765     597,782
Effect of change in
 vacation policy                  -   (16,576)          -     (16,576)
Impairment and other
 charges (1)                      -     8,163           -      10,163
                           --------- --------- ----------- -----------

Operating earnings           71,832    80,450     205,480     167,539

Interest expense, net         4,245     3,914      12,183      12,160
                           --------- --------- ----------- -----------

Earnings before income
 taxes, minority interest
 and change in accounting
 principle                   67,587    76,536     193,297     155,379
Income taxes                 26,020    29,084      74,419      59,044
                           --------- --------- ----------- -----------

Earnings before minority
 interest and change in
 accounting principle        41,567    47,452     118,878      96,335
Minority interest in net
 earnings of subsidiaries      (437)     (489)     (1,946)     (2,077)
                           --------- --------- ----------- -----------

Earnings before change in
 accounting principle        41,130    46,963     116,932      94,258

Change in accounting
 principle - write-down of
 intangible assets, net of
 taxes                            -         -     (14,801)          -
                           --------- --------- ----------- -----------

Net earnings               $ 41,130  $ 46,963  $  102,131  $   94,258
                           ========= ========= =========== ===========

Weighted average number of
 common and common
 equivalent shares
 outstanding:
      Basic                  47,240    47,524      47,498      47,407
                           ========= ========= =========== ===========
      Diluted                47,497    48,011      47,772      47,782
                           ========= ========= =========== ===========

Basic earnings per share:
     Earnings before
      effect of change in
      accounting principle $   0.87  $   0.99  $     2.46  $     1.99
   Change in accounting
    principle - write-down
    of intangible assets,
    net of taxes                  -         -       (0.31)          -
                           --------- --------- ----------- -----------
   Basic earnings per
    share                  $   0.87  $   0.99  $     2.15  $     1.99
                           ========= ========= =========== ===========

Diluted earnings per
 share:
     Earnings before
      effect of change in
      accounting principle $   0.87  $   0.98  $     2.45  $     1.97
   Change in accounting
    principle - write-down
    of intangible assets,
    net of taxes                  -         -       (0.31)          -
                           --------- --------- ----------- -----------
   Diluted earnings per
    share                  $   0.87  $   0.98  $     2.14  $     1.97
                           ========= ========= =========== ===========


(1) Impairment and other charges for the thirty-nine weeks ended April 27, 2002 include severance costs and lease termination expenses incurred in connection with the closing of the Neiman Marcus Galleries store in Seattle, Washington recorded in the second fiscal quarter and the following impairment and other charges recorded in the third fiscal quarter: a) the write-off of the net carrying value of the Company's investment in the WeddingChannel.com, an internet bridal registry service, b) the write-down of the carrying values of the fixed assets of the two Neiman Marcus Galleries stores to estimated fair value and c) the accrual of the estimated loss associated with the abandonment of the excess warehouse space held by the Company pursuant to a long-term operating lease.



                     THE NEIMAN MARCUS GROUP, INC.
                         OTHER OPERATING DATA
                              (UNAUDITED)

SEGMENTS:                       Thirteen Weeks       Thirty-Nine Weeks
                                     Ended                Ended
                             --------------------- -------------------
                               May 3,     April 27,  May 3,  April 27,
(in millions)                   2003        2002      2003     2002
                             ----------  --------- --------- ---------
REVENUES:
Specialty Retail Stores        $ 591.2    $ 573.4  $1,948.5  $1,880.0
Direct Marketing                 112.8      101.7     388.4     348.0
Other (1)                         18.9       17.6      58.6      54.0
                             ----------  --------- --------- ---------
Total                          $ 722.9    $ 692.7  $2,395.5  $2,282.0
                             ==========  ========= ========= =========

OPERATING EARNINGS:
Specialty Retail Stores        $  67.3    $  67.3  $  182.9  $  156.5
Direct Marketing                  10.4       10.3      35.8      16.3
Other (1)                         (5.9)      (5.6)    (13.2)    (11.7)
Effect of change in vacation
 policy                              -       16.6         -      16.6
Impairment and other charges         -       (8.1)        -     (10.2)
                             ----------  --------- --------- ---------
Total                          $  71.8    $  80.5  $  205.5  $  167.5
                             ==========  ========= ========= =========

OTHER DATA:                     Thirteen Weeks      Thirty-Nine Weeks
                                     Ended                Ended
                              -------------------- -------------------
(in millions)                  May 3,    April 27,   May 3,  April 27,
                                2003       2002       2003     2002
                              --------   --------  --------  --------

Capital Expenditures            $   16    $    37   $    81      $122
Depreciation and Amortization       18         22        58        63



(1) Other includes the results of operations of Kate Spade LLC, Gurwitch Bristow Products, LLC and corporate expenses. All the Company's online operations are now included in the Direct Marketing segment. Previously, certain online operations were included in the Other business segment.



                     THE NEIMAN MARCUS GROUP, INC.
   RECONCILIATION OF GAAP NET EARNINGS TO NON-GAAP ADJUSTED EARNINGS
                              (UNAUDITED)

                                 Thirteen Weeks    Thirty-Nine Weeks
                                       Ended              Ended
                                ------------------ -------------------

(in thousands, except per share  May 3,  April 27,  May 3,   April 27,
 data)                            2003     2002      2003      2002
                                -------- --------- --------- ---------

Net earnings (GAAP)             $41,130  $ 46,963  $102,131  $ 94,258
   Effect of change in vacation
    policy, net of taxes              -   (10,277)        -   (10,277)
   Impairment and other
    charges, net of taxes (1)         -     5,061         -     6,301
   Change in accounting
    principle - write-down of
    intangible assets, net of
    taxes                             -         -    14,801         -
                                -------- --------- --------- ---------
Adjusted earnings (Non-GAAP)    $41,130  $ 41,747  $116,932  $ 90,282
                                ======== ========= ========= =========

Diluted earnings per share
 (GAAP)                         $  0.87  $   0.98  $   2.14  $   1.97
   Effect of change in vacation
    policy, net of taxes              -     (0.21)        -     (0.21)
   Impairment and other
    charges, net of taxes (1)         -      0.10         -      0.13
   Change in accounting
    principle - write-down of
    intangible assets, net of
    taxes                             -         -      0.31         -
                                -------- --------- --------- ---------
Adjusted earnings (Non-GAAP)    $  0.87  $   0.87  $   2.45  $   1.89
                                ======== ========= ========= =========

    The Neiman Marcus Group, Inc. believes reporting adjusted earnings is a more accurate representation of the Company's on-going economic performance and therefore uses adjusted reporting internally to evaluate and manage the Company's operations. The Neiman Marcus Group, Inc. has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations. Adjusted earnings should be considered in addition to, not as a substitute for, the Company's other measures of financial performance reported in accordance with generally accepted accounting principles.

(1) Impairment and other charges for the thirty-nine weeks ended April 27, 2002 include severance costs and lease termination expenses incurred in connection with the closing of the Neiman Marcus Galleries store in Seattle, Washington recorded in the second fiscal quarter and the following impairment and other charges recorded in the third fiscal quarter: 1) the write-off of the net carrying value of the Company's investment in the WeddingChannel.com, an internet bridal registry service, 2) the write-down of the carrying values of the fixed assets of the two Neiman Marcus Galleries stores to estimated fair value and 3) the accrual of the estimated loss associated with the abandonment of the excess warehouse space held by the Company pursuant to a long-term operating lease.


    CONTACT: The Neiman Marcus Group, Inc., Dallas
             James E. Skinner, 214/743-7625
                 or
             Stacie Shirley, 214/757-2967